Exhibit 24.1


MOORE & STEPHENS, P.C.
331 Madison Avenue
New York, NY 10017

                    CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement of American Electric Automobile Company, Inc. (a development stage company) on Form 10-SB/A of our report dated April 23, 2002, on our audit of the consolidated financial statements of American Electric Automobile Company, Inc. (a development stage company) as of December 31, 2001 and for the year then ended, and for the period from June 15, 1996 (inception) to December 31, 2001, which report is incorporated by reference therein.


Moore Stephens, P.C.


Certified Public Accountants

New York, New York
July 16, 2002
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